Exhibit 99.1

Move, Inc. Announces First Quarter 2008 Financial Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Move, Inc. (NASDAQ: MOVE) reported financial results for the first quarter ended March 31, 2008.

Total revenue for the first quarter was $70.4 million compared to $68.9 million in the first quarter of 2007. Net loss applicable to common stockholders ("net loss") for the first quarter of 2008 was $4.6 million, or $0.03 per share, compared to net income of $163,000, or $0.00 per diluted share, for the first quarter of 2007.

"A great effort from Move’s employees, customers and partners helped us grow revenue in this difficult real estate environment," said Mike Long, Move’s CEO. "Our REALTOR customers continued strong purchases of our REALTOR.com® and Top Producer products, helping them reach qualified buyers in a tight market where existing home sales were 22% lower than last year.

"Although revenue from our real estate services increased, higher costs during the quarter from large one-time charges related to the shutdown of nonstrategic businesses and the cost of opening our new product development center in Silicon Valley contributed to a GAAP operating loss," continued Mike Long. "As the category leader in revenue, advertisers and consumer audience, we are growing our audience, adding new products and building a world class team so when the real estate market recovers we are extraordinarily well-positioned."

Move’s EBITDA (earnings from continuing operations before interest, taxes, stock-based compensation and charges, depreciation, and amortization) on a non-GAAP basis for the first quarter of 2008 was $2.2 million, compared to $7.1 million for the first quarter of 2007. The Company has reported EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.

The Company grew traffic during the quarter by 15% over the first quarter of last year and remained the uncontested leader in consumer real estate traffic, averaging 9.8 million unique users per month.(1)

"We continue to attract twice as many users as any other site in the real estate category," said Lorna Borenstein, Move’s president. "Consumers on the Move network spent eight times more minutes in the first quarter with us than any other competitor."

Move announced the launch of the new Beta version of REALTOR.com®. The Beta includes vastly improved user interface design and a streamlined search process that makes it easier for consumers to view, scan and search the site. The Beta also introduces significant improvements to help real estate professionals differentiate themselves and their listings on REALTOR.com®.

"Not only do we have the largest audience of online real estate consumers, our research shows that consumers are spending more time on the Beta site and consumer recall of broker/agent information displayed is significantly higher," continued Borenstein. "This data point provides powerful proof of the value proposition for advertising on REALTOR.com®."

Update on Investments in Auction Rate Securities

The Company holds $129.6 million in AAA rated FFELP-backed student loan auction rate securities that were considered short-term investments until the auctions for these securities failed in February. The auction rate securities continue to pay interest at LIBOR plus 1.5% and there has been no change in the AAA rating of these securities. However, as a result of the failed auctions, the Company has reclassified these assets to long-term investments on its March 31, 2008 balance sheet. Furthermore, as a result of the temporary loss of liquidity of these investments, the Company has determined that a temporary impairment charge of $8.4 million was required as of March 31, 2008 and is included in other comprehensive income. These funds may not be accessible until future auctions of these investments are successful or they are redeemed by the issuers or they mature.

The Company has entered into a revolving line of credit providing for borrowings of up to $65 million. The line of credit has been secured to provide flexibility to the Company as it continues to execute business plans. The Company currently has no plans to draw down on the line as it believes its liquidity, including $47.8 million in available cash and short-term investments, is adequate to execute its business plans.

Conference Call

As previously announced, Move, Inc. will host a conference call, which will be broadcast live over the Internet today, Thursday, May 8, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Chief Executive Officer Mike Long, President Lorna Borenstein, and Chief Financial Officer Lew Belote will discuss the Company’s first quarter 2008 results. In order to participate in the call, investors should log on to http://investor.move.com and click on "Event Calendar." Please connect to the above Web site ten minutes prior to the call to load any necessary audio software. A replay of the call will be available in the same section of the Company’s Web site approximately one hour after the end of the call. A telephone replay will be available from 4:00 p.m. Pacific Time (7:00 p.m. Eastern Time) until midnight on May 15, 2008, at 888-286-8010, conference ID 21730641. For additional information regarding the Company’s results, please go to the "SEC Filings" section at http://investor.move.com to view annual reports as filed with the Securities and Exchange Commission on Form 10-K. Move’s Form 10-Q for the quarter ended March 31, 2008 is expected to be filed with the Securities and Exchange Commission on, or before, May 12, 2008.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with generally accepted accounting principles in the United States ("GAAP"), Move uses a non-GAAP measure of income (loss) from operations excluding restructuring, impairment, litigation settlement charges and certain other non-cash and non-recurring items, principally depreciation, amortization and stock based compensation and other charges, which is referred to as EBITDA. The Company has also presented a non-GAAP table of Segment Data for the three months ended March 31, 2008 that extracts stock based compensation under SFAS 123R "Share Based Payment." A reconciliation of these non-GAAP measures to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of Move’s current financial performance and its prospects for the future and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP measures are the primary basis management uses for planning and forecasting its future operations. Move believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results and a more consistent basis for comparison between quarters and should be carefully evaluated.

This press release may contain forward-looking statements, including information about management's view of Move's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move's future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About Move, Inc.

Move, Inc. (NASDAQ: MOVE), the leader in online real estate, is the essential resource for consumers seeking information and connections related to real estate, home financing, home and garden, rentals and professional moving services. Move, Inc. operates Move.com™ (http://www.move.com); REALTOR.com® (http://www.realtor.com), the official Web site of the National Association of REALTORS®; Welcome Wagon(R) (http://www.welcomewagon.com); Moving.com; and TOP PRODUCER® Systems. Move, Inc. is based in Westlake Village and employs more than 1600 individuals throughout North America. For more information: http://www.move.com.

(1) comScore Media Metrix

MOVE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)

Revenue	$70,401	$68,894
Cost of revenue (1)	15,050	13,337
Gross profit	55,351	55,557

Operating expenses: (1)
Sales and marketing	28,336	27,404
Product and web site development	6,903	8,775
General and administrative	24,297	20,386
Amortization of intangible assets	514	498
Total operating expenses	60,050	57,063
Loss from continuing operations	(4,699)	(1,506)

Interest income, net	2,057	2,313
Other income, net	72	755
Income (loss) from continuing operations before income taxes	(2,570)	1,562

Provision for income taxes	(41)	(84)

Net income (loss) from continuing operations	(2,611)	1,478

Loss from discontinued operations	(750)	(83)
Net income (loss)	(3,361)	1,395

Convertible preferred stock dividends and related accretion	(1,265)	(1,232)
Net income (loss) applicable to common stockholders	$(4,626)	$163

Basic net income (loss) per share attributable to common stockholders
Continuing operations	$(0.03)	$0.00
Discontinued operations	(0.00)	(0.00)
Net income (loss) attributable to common stockholders	$(0.03)	$0.00

Diluted net income (loss) per share attributable to common stockholders
Continuing operations	$(0.03)	$0.00
Discontinued operations	(0.00)	(0.00)
Net income (loss) attributable to common stockholders	$(0.03)	$0.00

Shares used in calculation of net income (loss) per share attributable to common stockholders
Basic	151,215	154,339
Diluted	151,215	167,390

(1) Includes stock-based compensation as follows:

Cost of revenue	$53	$43
Sales and marketing	124	484
Product and web site development	185	275
General and administrative	3,027	4,584
	$3,389	$5,386

MOVE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Cash flows from operating activities:
Income (loss) from continuing operations	$(2,611)	$1,478
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by continuing operating activities:
Depreciation	2,942	2,615
Amortization of intangible assets	514	498
Gain on sales of property and equipment	—	(336)
Provision for doubtful accounts	248	292
Stock-based compensation and charges	3,485	5,534
Change in market value of embedded derivative liability	(78)	(473)
Other non-cash items	305	11
Changes in operating assets and liabilities:
Accounts receivable	1,096	1,578
Other assets	(306)	(382)
Accounts payable and accrued expenses	(1,001)	(2,566)
Deferred revenue	627	2,021

Net cash provided by continuing operating activities	5,221	10,270
Net cash (used in) provided by discontinued operating activities	(416)	242
Net cash provided by operating activities	4,805	10,512

Cash flows from investing activities:
Purchases of property and equipment	(3,477)	(4,155)
Proceeds from the surrender of life insurance policy	—	5,200
Proceeds from sale of marketable equity securities	—	15,743
Maturities of investments	150	10,950
Purchases of investments	(21,494)	(26,900)
Proceeds from sale of assets	—	336
Purchases of intangible assets	—	(11)
Net cash (used in) provided by investing activities	(24,821)	1,163

Cash flows from financing activities:
Proceeds from exercise of stock options	759	2,493
Restricted cash	180	926
Payments on capital lease obligations	(496)	(463)
Net cash provided by financing activities	443	2,956

Change in cash and cash equivalents	(19,573)	14,631

Cash and cash equivalents, beginning of period	45,713	14,873

Cash and cash equivalents, end of period	$26,140	$29,504

MOVE, INC. CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31, 2008	December 31, 2007
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$26,140	$45,713
Short-term investments	21,647	129,900
Accounts receivable, net	16,727	18,016
Other current assets	14,613	13,906
Assets held for sale	1,000	1,335
Total current assets	80,127	208,870

Property and equipment, net	32,953	32,515
Investments, long term	121,200	—
Goodwill, net	21,097	21,097
Intangible assets, net	14,492	15,306
Restricted cash	3,189	3,369
Other assets	992	1,371
Total assets	$274,050	$282,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,719	$4,971
Accrued expenses	30,948	29,349
Obligation under capital leases	1,583	1,894
Deferred revenue	39,190	38,532
Liabilities held for sale	25	335
Total current liabilities	74,465	75,081

Obligation under capital leases	88	273
Other liabilities	1,440	1,508
Total liabilities	75,993	76,862

Series B convertible preferred stock	102,454	101,189

Stockholders’ equity:
Series A convertible preferred stock	—	—
Common stock	152	151
Additional paid-in capital	2,080,322	2,076,074
Accumulated other comprehensive income	(7,822)	675
Accumulated deficit	(1,977,049)	(1,972,423)
Total stockholders’ equity	95,603	104,477

Total liabilities and stockholders’ equity	$274,050	$282,528

MOVE, INC. SEGMENT OPERATING RESULTS (in thousands)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenue:
Real Estate Services	$55,794	$53,523
Consumer Media	14,607	15,371
Total revenue	$70,401	$68,894

Income (loss) from continuing operations (1)
Real Estate Services	$11,546	$13,229
Consumer Media	(2,162)	(2,696)
Unallocated	(14,083)	(12,039)
Loss from continuing operations	$(4,699)	$(1,506)

(1) Includes stock-based compensation as follows:

Real Estate Services	$1,731	$2,078
Consumer Media	74	643
Unallocated	1,584	2,665
	$3,389	$5,386

MOVE, INC. SEGMENT OPERATING RESULTS NET OF STOCK-BASED COMPENSATION EXPENSE (in thousands)

	Three Months Ended
	March 31, 2008
	(unaudited)

	Real Estate	Consumer		Stock-based
	Services	Media	Unallocated	Compensation	Total
Revenue	$55,794	$14,607	$—	$—	$70,401
Cost of revenue	9,478	5,168	351	53	15,050
Gross profit	46,316	9,439	(351)	(53)	55,351

Sales and marketing	19,266	7,565	1,381	124	28,336
Product and web site development	5,616	462	640	185	6,903
General and administrative	8,157	3,500	9,613	3,027	24,297
Amortization of intangibles	—	—	514	—	514
Total operating expenses	33,039	11,527	12,148	3,336	60,050

Income (loss) from continuing operations	$13,277	$(2,088)	$(12,499)	$(3,389)	$(4,699)

	Three Months Ended
	March 31, 2007
	(unaudited)

	Real Estate	Consumer		Stock-based
	Services	Media	Unallocated	Compensation	Total
Revenue	$53,523	$15,371	$—	$—	$68,894
Cost of revenue	8,235	4,498	561	43	13,337
Gross profit	45,288	10,873	(561)	(43)	55,557

Sales and marketing	17,834	8,190	896	484	27,404
Product and web site development	6,527	1,470	503	275	8,775
General and administrative	5,620	3,266	6,916	4,584	20,386
Amortization of intangibles	—	—	498	—	498
Total operating expenses	29,981	12,926	8,813	5,343	57,063

Income (loss) from continuing operations	$15,307	$(2,053)	$(9,374)	$(5,386)	$(1,506)

MOVE, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURE LOSS FROM CONTINUING OPERATIONS EXCLUDING STOCK-BASED COMPENSATION AND CHARGES, DEPRECIATION, AND AMORTIZATION (EBITDA) (in thousands)

	Three Months Ended March 31,
	2008	2007
	(unaudited)

Loss from continuing operations	$(4,699)	$(1,506)

Plus:
Stock-based charges	96	148
Amortization of intangible assets	514	498
Depreciation	2,942	2,615
Stock-based compensation	3,389	5,386
EBITDA	$2,242	$7,141

CONTACT:
The Blueshirt Group
Todd Friedman/Stacie Bosinoff, (415) 217-7722
todd@blueshirtgroup.com
stacie@blueshirtgroup.com